Exhibit 99.1

Captaris Reports Financial Results for the Second Quarter 2005

          BELLEVUE, Wash., Aug. 3 /PRNewswire-FirstCall/ -- Captaris, Inc. (Nasdaq: CAPA), a leading provider of Business Information Delivery solutions, today reported financial results for its second quarter ended June 30, 2005.

          Revenue was $21.2 million for the quarter ended June 30, 2005, up 17% compared to $18.2 million in the same quarter last year and up $2.5 million or 13% compared to the first quarter of 2005.  For the second quarter of 2005, Captaris RightFax document delivery software, hardware and services revenue was $17.7 million, up 1% compared to $17.5 million in the same quarter last year and up 10% over the first quarter of 2005. New Business Information Delivery (BID) revenue in the second quarter of 2005, consisting of sales of Captaris Workflow and Alchemy product lines acquired in September 2003 and October 2004, respectively, was $3.5 million, an increase of $2.9 million from the same quarter last year.

          Gross profit as a percent of revenue was 68.3% compared to 66.4% in the same quarter last year and 66.2% for the first quarter of 2005.  The gross profit improvement was from increased sales of our new Business Information Delivery product lines which contribute a higher gross margin than RightFax.

          Operating expenses were $16.9 million for the quarter, up 34% compared to operating expenses of $12.6 million for the same quarter last year.  The increase in operating expenses compared to the same quarter of last year was primarily due to a $2.3 million increase in headcount and other costs attributable to the acquisition of the Alchemy product line which we acquired in October 2004, $1.5 million related to additional sales and G&A staffing and approximately $500,000 in systems and consulting services related to the upgrade of our financial systems and processes.

          Operating expenses were up 9% compared to operating expenses of $15.6 million in the first quarter of 2005.  The first quarter of 2005 included a $1.0 million earn-out payment related to the sale of the CallXpress product line in September 2003 and a stock compensation benefit of $195,000.

          The company reported a net loss for the quarter of $1.4 million or $0.05 per diluted share, compared to a net loss of $56,000, or breakeven per share, for the same quarter of 2004.

          Consolidated cash, cash equivalents and investment balances as of June 30, 2005 were $52.3 million, a decrease of approximately, $3.3 million from March 31, 2005.  The cash and investments decrease in the second quarter of 2005 was primarily due to $3.0 million of stock repurchases and $800,000 of capital asset purchases, partially offset by cash provided by operating activities of $400,000.

          “While our second quarter results overall fell below our expectations, we were pleased that Alchemy and Workflow, our new Business Information Delivery products, contributed significantly, especially across our existing customer base,” said David P. Anastasi, President and CEO of Captaris.

          Stock Repurchase
          During the second quarter, the Company repurchased approximately 780,000 shares of its outstanding common stock at a cost of $3.0 million. Approximately $12.0 million remains available for future stock repurchases under our previously announced stock repurchase program.  Captaris may repurchase shares under its stock repurchase program subject to open trading windows, overall market conditions, stock prices and its cash position and requirements.  On June 30, 2005, the total number of outstanding shares was 28.7 million.

          Web Cast Information
          The Company will discuss its second quarter results and outlook on its regularly scheduled conference call today at 1:45 p.m. PT/ 4:45 p.m. ET. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com. The conference call dial-in number is 800-240-6709 and no access code is required. The Company will also provide an audio replay of the conference call at 800-405-2236, confirmation number 11035768# until Wednesday, August 10, 2005 at 11:59 p.m. PT.

          About Captaris, Inc.
          Captaris Business Information Delivery solutions help organizations of all sizes automate the information and document flow throughout the information lifecycle (capture, process, deliver, manage and archive). With a comprehensive suite of software and services, Captaris helps organizations to grow revenues and increase profits while meeting compliance goals.

          Captaris is headquartered in Bellevue, Wash., and has main offices in Tucson, Ariz., Portland, Ore., Englewood, Colo., Calgary, Canada, and European headquarters in Nieuwegein, the Netherlands. In addition, Captaris has sales and support offices in the United Kingdom, Germany, Hong Kong, Australia and Dubai. The Company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

          Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock- based compensation charges or benefit associated with variable accounting treatment on certain stock options, unpredictable exchange rate fluctuations, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10-Q and annual report on 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

          NOTE:  Captaris, Alchemy, Interchange, RightFax and Captaris Workflow are trademarks of Captaris.  All other brand names and trademarks are the property of their respective owners.

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$3,176	$7,563
Short-term investments, available-for-sale	11,121	25,725
Accounts receivable, net	15,133	18,205
Inventories	855	992
Prepaid expenses and other	1,849	1,687
Deferred and income tax receivable	3,509	3,161
Total current assets	35,643	57,333
Long-term investments, available- for-sale	37,988	24,051
Restricted cash	1,000	1,000
Long-term assets	331	94
Equipment and leasehold improvements, net	7,000	7,168
Intangible and other assets, net	11,572	13,442
Goodwill	32,115	32,236
Deferred tax assets, net	4,571	3,022
Total assets	$130,220	$138,346
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,113	$6,875
Accrued compensation and benefits	3,584	4,462
Other accrued liabilities	1,939	1,565
Income taxes payable	1,105	375
Deferred revenue	16,527	15,699
Total current liabilities	27,268	28,976
Accrued liabilities - noncurrent	422	386
Deferred revenue - noncurrent	2,931	2,743
Total liabilities	30,621	32,105
Shareholders’ equity:
Common stock	287	295
Additional paid-in capital	52,337	55,410
Retained earnings	46,454	49,788
Accumulated other comprehensive income	521	748
Total shareholders’ equity	99,599	106,241
Total liabilities and shareholders’ equity	$130,220	$138,346

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Net revenue	$21,215	$18,191	$39,962	$36,366
Cost of revenue	6,721	6,104	13,057	12,272
Gross profit	14,494	12,087	26,905	24,094
Operating expenses:
Research and development	3,403	2,260	6,804	4,391
Selling, general and administrative	13,048	10,046	25,957	20,117
Amortization of intangible assets	454	103	908	206
Stock compensation expense (benefit)	15	215	(180)	219
Gain on sale of discontinued product line CallXpress	—	—	(1,000)	—
Total operating expenses	16,920	12,624	32,489	24,933
Operating loss	(2,426)	(537)	(5,584)	(839)
Other income (expense)
Interest	299	332	554	671
Other, net	(40)	(216)	(128)	(285)
Other income	259	116	426	386
Loss from continuing operations before income tax benefit	(2,167)	(421)	(5,158)	(453)
Income tax benefit	(754)	(161)	(1,794)	(173)
Loss from continuing operations	(1,413)	(260)	(3,364)	(280)
Discontinued operations:
Income (loss) from operations of MediaLinq, net of income taxes	24	—	30	—
Gain from sale of MediaTel assets, net of income taxes	—	204	—	204
Income from discontinued operations	24	204	30	204
Net loss	$(1,389)	$(56)	$(3,334)	$(76)
Basic and diluted net loss per common share:
Net loss from continuing operations	$(0.05)	$(0.01)	$(0.11)	$(0.01)
Net income from discontinued operations	—	0.01	—	0.01
Net loss per common share - basic and diluted	$(0.05)	$—	$(0.11)	$—
Weighted average shares used in computation of:
Basic and diluted	29,184	31,860	29,331	32,076

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,

	2005	2004

Cash flows from operating activities:
Net loss	$(3,334)	$(76)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,718	1,694
Amortization	1,871	206
Stock compensation expense (benefit)	(180)	219
Gain on sale of MediaTel assets, net of income taxes	—	(204)
Bad debt provision	216	31
Gain on disposition of equipment	(20)	—
Changes in current assets and liabilities, net of purchases and dispositions of businesses:
Accounts receivables, net	2,689	729
Inventories	112	1,049
Prepaid expenses and other assets	(408)	(96)
Deferred income tax assets, net	(1,894)	(772)
Accounts payable	(2,779)	(1,315)
Accrued compensation and benefits	(872)	(1,503)
Other accrued liabilities	466	(245)
Income taxes payable	713	(1,352)
Deferred revenue	1,025	2,680
Net cash (used in) provided by operating activities	(677)	1,045
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,592)	(2,181)
Purchase of investments	(42,002)	(60,328)
Purchase of businesses, net of cash acquired	2	(170)
Proceeds from sale of MediaTel assets	—	204
Proceeds from sale of equipment	25	—
Proceeds from sales and maturities of investments	42,699	28,277
Net cash used in investing activities	(868)	(34,198)
Cash flows from financing activities:
Proceeds from exercises of stock options	89	911
Repurchase of common stock	(2,994)	(6,329)
Net cash used in financing activities	(2,905)	(5,418)
Net decrease in cash	(4,450)	(38,571)
Effect of exchange rate changes on cash	63	(10)
Cash and cash equivalents at beginning of period	7,563	41,896
Cash and cash equivalents at end of period	$3,176	$3,315
Cash paid during the period for income taxes	$40	$3,106

SOURCE  Captaris, Inc.
          -0-                                        08/03/2005
          /CONTACT:  Investor Relations, Melanie Canto, +1-425-638-4048, or InvestorRelations@Captaris.com, or Editorial Contact, Kathryn Ellis, +1-425-638-4022, or KathrynEllis@Captaris.com, both of Captaris, Inc./
          /Web site:  http://www.captaris.com /

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